Exhibit 99.2

[Horace Mann Educators Corporation logo]

Dwayne D. Hallman Senior Vice President - Finance Horace Mann Educators Corporation (217) 788-5708 www.horacemann.com

HORACE MANN REPORTS RESULTS

FOR SECOND QUARTER

SPRINGFIELD, Ill., August 2, 2006 — Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $27.5 million (61 cents per share) and $50.7 million ($1.11 per share) for the three and six months ended June 30, 2006, respectively, compared to net income of $33.6 million (72 cents per share) and $60.2 million ($1.29 per share) for the same periods in 2005. Included in net income were net realized gains on securities of $1.7 million ($1.1 million after tax, or 2 cents per share) and $4.5 million ($2.9 million after tax, or 6 cents per share) for the three and six months ended June 30, 2006, respectively, compared to net realized gains of $4.3 million ($2.8 million after tax, or 7 cents per share) and $9.0 million ($5.9 million after tax, or 13 cents per share) for the respective periods in 2005. All per-share amounts are stated on a diluted basis.

“Horace Mann produced solid earnings in the second quarter,” said Louis G. Lower II, President and Chief Executive Officer. “Our property and casualty initiatives again produced very attractive reported and underlying levels of profitability. In addition, while property and casualty written premium growth remains under pressure due to increased reinsurance costs and a decline in average written premium per policy, our auto line delivered sales increases of 12 percent in new autos insured, compared to last year’s second quarter. We are encouraged by this leading indicator of growth, which included a 24 percent increase in sales units for new Horace Mann auto policyholders, and that it was achieved without sacrificing quality or pricing discipline. This sales growth, along with continued improvements in retention, resulted in a sequential increase in total auto policies in force, driven primarily by growth in educator policies. At the same time, increased sales levels were also achieved in both annuity and life during the quarter.”

“Based on results for the first half of the year, we are increasing our estimate of full year 2006 net income before realized investment gains and losses by 15 cents to between $1.80 and $1.95 per share,” said Lower. “This projection anticipates continued favorable property and casualty loss trends, while remaining appropriately cautious regarding potential catastrophe losses in the second half of the year.”

The company’s net income for the three and six months ended June 30, 2005 reflected a reduction in federal income tax of $2.7 million as a result of closing tax years 1996 and 1997 with favorable resolution of the contingent tax liabilities. The company also received interest on income tax refunds of $1.4 million pretax reflected as a reduction to operating expenses in the prior year periods.

Segment Earnings

Net income for the property and casualty segment increased $0.4 million ($0.7 million pretax) for the quarter and decreased $3.1 million ($4.0 million pretax) for the six months, compared to the same periods in 2005. Additional reinsurance costs, primarily associated with the company’s enhanced property and casualty catastrophe reinsurance program, represented pretax decreases in both income and premiums of approximately $3 million and $6 million for the three and six months ended June 30, 2006. Pretax catastrophe costs of $8.8 million incurred in the second quarter of 2006 were $5.9 million greater than the prior year. Favorable development of prior years’ reserves totaling $8.1 million was recorded in the current quarter, which included $9.5 million of favorable development of prior years’ non-catastrophe reserves partially offset by $1.4 million of unfavorable development related to prior years’ catastrophe reserves. Favorable reserve development of $1.6 million was recorded in the second quarter of 2005. Through six months, the non-catastrophe loss and loss adjustment expense ratio for the 2006 accident year continued the favorable trends of recent periods.

Annuity segment net income decreased $0.4 million compared to last year’s second quarter and increased $1.0 million compared to the first half of 2005. Both comparisons reflected approximately $0.9 million pretax of interest on tax refunds received in 2005 and the six month growth included a reduced level of amortization of deferred policy acquisition costs and value of acquired insurance in force in the current period. For both the quarter and six months, life segment net income decreased approximately $1 million compared to prior year. Higher investment income and improved mortality were offset by a decrease in premiums earned and an increase in disability reserves.

Segment Revenues

The company’s premiums written and contract deposits decreased 1 percent for the quarter and 2 percent for the six months compared to the prior year. The additional costs associated with the company’s enhanced property and casualty reinsurance program represented nearly all of the three month decrease and two-thirds of the six month decline. For property and casualty, year-to-date premiums written declined 4 percent, or $10.0 million, reflecting the higher level of reinsurance premiums, a slight decline in policies in force, and a decrease in average auto premium per policy — primarily due to the continued improvement in the quality of this book of business.

Annuity new contract deposits increased slightly compared to the first half of 2005, primarily due to growth in new scheduled annuity deposit receipts. Variable annuity deposits increased 4 percent and 6 percent compared to the prior year second quarter and six months, respectively, while deposits to fixed accounts increased 2 percent for the quarter and decreased 3 percent year-to-date. Life segment insurance premiums and contract deposits decreased somewhat compared to both the three and six months ended June 30, 2005.

Distribution and Sales

Horace Mann’s career agency force totaled 835 agents at June 30, 2006, comparable to the agent count for both the prior quarter and a year ago. The decline in the number of agents from the end of 2005 was due in part to the strategic restructuring of agencies in the catastrophe-prone areas of Florida and Louisiana.

Total new business sales growth strengthened in the second quarter, producing a gain over the first half of last year. New auto sales units increased 12 percent compared to the second quarter of 2005. The six month increase in annuity new business reflected a 7 percent increase from the company’s career agents, including a notable increase in sales of partner products, partially offset by a decline in annuity new business from independent agents. Life new business increased 10 percent compared to the first half of last year.

“While we are particularly pleased with the accelerating growth in auto sales units, total career agent sales for the quarter and six months also increased compared to the same periods in 2005. Positive results from initiatives such as the property and casualty Educator Segmentation (Pricing) Model and Product Management Organization, as well as the roll out of a new lineup of Horace Mann manufactured and branded life and annuity products, are driving improvements in average overall productivity per agent and setting the stage for the implementation of our new Agent Business Model,” said Lower.

Capital Transactions

In July 2006, the company repurchased an additional $20.0 million aggregate principal amount, $9.5 million carrying value, of its outstanding 1.425% senior convertible notes due 2032 (“Convertible Notes”) utilizing excess proceeds from the issuance of the company’s senior notes due 2016. Through July, the company has repurchased $175.9 million aggregate principal amount, $83.6 million carrying value, of its outstanding Convertible Notes in 2006.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

# # #

HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights

(Dollars in Millions, Except Per Share Data)

	Quarter Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
DIGEST OF EARNINGS
Net income	$27.5	$33.6	-18.2%	$50.7	$60.2	-15.8%
Net income per share:
Basic	$0.64	$0.78	-17.9%	$1.18	$1.40	-15.7%
Diluted (A)	$0.61	$0.72	-15.3%	$1.11	$1.29	-14.0%
Weighted average number of shares and equivalent shares:
Basic	43.0	42.9		43.0	42.9
Diluted (A)	45.3	47.8		46.5	47.8
HIGHLIGHTS
Operations
Insurance premiums written and contract deposits	$244.6	$247.4	-1.1%	$471.6	$481.1	-2.0%
Return on equity (B)				11.7%	13.5%
Property & Casualty GAAP combined ratio	83.8%	84.3%		86.8%	85.4%
Effect of catastrophe costs on the Property & Casualty combined ratio	6.5%	2.1%		4.5%	1.7%
Experienced agents				591	573	3.1%
Financed agents				244	264	-7.6%
Total agents				835	837	-0.2%
Additional Per Share Information
Dividends paid	$0.105	$0.105	—	$0.21	$0.21	—
Book value (C)				$12.53	$14.79	-15.3%
Financial Position
Total assets				$6,003.4	$5,824.2	3.1%
Short-term debt				—	—
Long-term debt				241.4	190.9
Total shareholders’ equity				538.6	634.4	-15.1%

(A)	Effective December 31, 2004, the Company adopted EITF Consensus 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share". Diluted per share information for all periods is presented on a basis consistent with this consensus. Prior to the repurchases in late-March 2006, the Company's Senior Convertible Notes represented 4.3 million equivalent shares and had annual interest expense of $2.7 million after tax. For the three and six months ended June 30, 2006, respectively, the Senior Convertible Notes represented 1.6 million and 2.8 million equivalent shares and had after tax interest expense of $0.2 million and $0.9 million.

(B)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.

(C)	Before the fair value adjustment for investments, book value per share was $13.82 at June 30, 2006 and $12.64 at June 30, 2005. Ending shares outstanding were 42,999,589 at June 30, 2006, 42,972,028 at December 31, 2005 and 42,894,078 at June 30, 2005.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
STATEMENTS OF OPERATIONS
Insurance premiums written and contract deposits	$244.6	$247.4	-1.1%	$471.6	$481.1	-2.0%
Insurance premiums and contract charges earned	$162.2	$168.2	-3.6%	$324.6	$336.5	-3.5%
Net investment income	51.5	48.4	6.4%	101.7	96.0	5.9%
Net realized investment gains	1.7	4.3		4.5	9.0
Total revenues	215.4	220.9	-2.5%	430.8	441.5	-2.4%
Benefits, claims and settlement expenses	90.3	95.0		190.7	198.0
Interest credited	30.3	28.6		60.1	56.7
Policy acquisition expenses amortized	19.0	18.9		36.6	37.2
Operating expenses	31.5	30.6	2.9%	62.5	60.8	2.8%
Amortization of intangible assets	1.4	1.3		2.9	3.1
Interest expense (A)	3.6	2.5		5.8	4.3
Total benefits, losses and expenses	176.1	176.9	-0.5%	358.6	360.1	-0.4%
Income before income taxes	39.3	44.0	-10.7%	72.2	81.4	-11.3%
Income tax expense (B)	11.8	10.4		21.5	21.2
Net income	$27.5	$33.6	-18.2%	$50.7	$60.2	-15.8%
ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS
Property & Casualty
Automobile and property (voluntary)	$133.6	$137.4	-2.8%	$258.3	$268.8	-3.9%
Involuntary and other property & casualty	1.0	1.1		1.8	1.3
Total Property & Casualty	134.6	138.5	-2.8%	260.1	270.1	-3.7%
Annuity deposits	84.2	82.0	2.7%	161.4	159.5	1.2%
Life	25.8	26.9	-4.1%	50.1	51.5	-2.7%
Total	$244.6	$247.4	-1.1%	$471.6	$481.1	-2.0%
ANALYSIS OF SEGMENT NET INCOME (LOSS)
Property & Casualty	$22.6	$22.2	1.8%	$38.8	$41.9	-7.4%
Annuity	2.7	3.1	-12.9%	6.5	5.5	18.2%
Life	3.6	4.9	-26.5%	7.0	8.1	-13.6%
Corporate and other (C)	(1.4)	3.4		(1.6)	4.7
Net income	27.5	33.6	-18.2%	50.7	60.2	-15.8%
Catastrophe costs, after tax, included above (D)	(5.7)	(1.9)		(7.8)	(2.9)

(A)	The six months ended June 30, 2006 includes a gain of $0.1 million as a result of repurchasing a portion of the 1.425% Senior Convertible Notes due 2032. The three and six months ended June 30, 2005 include costs of $0.5 million as a result of retiring the 6 5/8% Senior Notes due 2006.

(B)	The three and six months ended June 30, 2005 reflect a reduction in income tax expense of $2.7 million as a result of closing tax years 1996 and 1997 with favorable resolution of the contingent tax liabilities. The Company also received interest on income tax refunds of $1.4 million pretax reflected as a reduction to Operating Expenses above.

(C)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.

(D)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
PROPERTY & CASUALTY
Premiums written	$134.6	$138.5	-2.8%	$260.1	$270.1	-3.7%
Premiums earned	133.3	139.3	-4.3%	267.2	279.6	-4.4%
Net investment income	8.5	8.4	1.2%	16.9	16.4	3.0%
Losses and loss adjustment expenses (LAE)	78.8	85.4		167.7	176.8
Operating expenses (includes policy acquisition expenses amortized)	31.2	31.2	—	62.3	61.1	2.0%
Income before tax	31.8	31.1	2.3%	54.1	58.1	-6.9%
Net income	22.6	22.2	1.8%	38.8	41.9	-7.4%
Net investment income, after tax	7.2	7.1	1.4%	14.3	13.9	2.9%
Catastrophe costs, after tax (A)	5.7	1.9		7.8	2.9
Catastrophe losses and LAE, before tax (B) (C)	8.4	2.4		11.4	4.0
Reinsurance reinstatement premiums, before tax	0.4	0.5		0.6	0.5
Operating statistics:
Loss and loss adjustment expense ratio	59.1%	61.3%		62.8%	63.3%
Expense ratio	24.7%	23.0%		24.0%	22.1%
Combined ratio	83.8%	84.3%		86.8%	85.4%
Effect of catastrophe costs on the combined ratio (B)	6.5%	2.1%		4.5%	1.7%
Automobile and property detail:
Premiums written (voluntary)	$133.6	$137.4	-2.8%	$258.3	$268.8	-3.9%
Automobile	91.1	94.0	-3.1%	184.4	192.4	-4.2%
Property	42.5	43.4	-2.1%	73.9	76.4	-3.3%
Premiums earned (voluntary)	130.6	136.8	-4.5%	261.8	275.2	-4.9%
Automobile	92.1	96.7	-4.8%	184.9	194.9	-5.1%
Property	38.5	40.1	-4.0%	76.9	80.3	-4.2%
Policies in force (voluntary) (in thousands)				795	801	-0.7%
Automobile				529	533	-0.8%
Property				266	268	-0.7%
Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	55.4%	67.9%		61.8%	68.8%
Expense ratio	24.6%	23.4%		24.2%	22.4%
Combined ratio	80.0%	91.3%		86.0%	91.2%
Effect of catastrophe costs on the combined ratio (B)	0.2%	0.3%		0.2%	0.3%
Total property operating statistics:
Loss and loss adjustment expense ratio	65.4%	43.1%		63.0%	47.5%
Expense ratio	25.3%	22.4%		24.2%	21.6%
Combined ratio	90.7%	65.5%		87.2%	69.1%
Effect of catastrophe costs on the combined ratio (B)	22.3%	6.0%		15.0%	4.9%
Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile (B)	$10.0	$0.6		$13.5	$0.6
Total property (B)	(1.9)	1.0		(1.4)	1.0
Other property and casualty	—	—		—	—
Total (B)	8.1	1.6		12.1	1.6

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.

(B)	The three and six months ended June 30, 2006 include development of prior years' reserves for catastrophe losses and LAE in captions related to catastrophe costs as well as captions related to prior years' reserve development as follows: total property and casualty, unfavorable development of $1.4 million; voluntary automobile, favorable development of $1.5 million; and total property, unfavorable development of $2.9 million.

(C)	The three and six months ended June 30, 2006 reflect a reduction of $1.2 million due to recoupment from policyholders of assessments previously paid by the Company to the Florida Citizens Property Insurance Corporation and the Louisiana Citizens Fair and Coastal Plans.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2006	2005		2006	2005
ANNUITY
Contract deposits	$84.2	$82.0	2.7%	$161.4	$159.5	1.2%
Variable	37.1	35.8	3.6%	72.2	67.9	6.3%
Fixed	47.1	46.2	1.9%	89.2	91.6	-2.6%
Contract charges earned	4.9	4.4	11.4%	9.6	8.7	10.3%
Net investment income	29.5	27.9	5.7%	58.7	55.6	5.6%
Net interest margin (without realized gains)	8.1	7.8	3.8%	16.4	15.9	3.1%
Mortality gain (loss) and other reserve changes	(0.1)	—		(0.1)	0.1
Operating expenses (includes policy acquisition expenses amortized)	8.1	6.9	17.4%	14.3	14.6	-2.1%
Income before tax and amortization of intangible assets	4.8	5.3	-9.4%	11.6	10.1	14.9%
Amortization of intangible assets	1.0	0.9		2.2	2.3
Income before tax	3.8	4.4	-13.6%	9.4	7.8	20.5%
Net income	2.7	3.1	-12.9%	6.5	5.5	18.2%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$(0.8)	$(1.0)		$(0.2)	$(2.4)
Value of acquired insurance in force	(0.2)	—		(0.1)	(0.4)
Guaranteed minimum death benefit reserve	—	—		0.1	(0.1)
Annuity contracts in force (in thousands)				163	160	1.9%
Accumulated value on deposit				$3,392.6	$3,157.4	7.4%
Variable				1,373.7	1,262.0	8.9%
Fixed				2,018.9	1,895.4	6.5%
Annuity accumulated value retention - 12 months
Variable accumulations				91.1%	92.4%
Fixed accumulations				94.2%	95.1%
LIFE
Premiums and contract deposits	$25.8	$26.9	-4.1%	$50.1	$51.5	-2.7%
Premiums and contract charges earned	24.0	24.5	-2.0%	47.8	48.2	-0.8%
Net investment income	13.2	12.2	8.2%	26.1	24.4	7.0%
Income before tax	5.8	7.6	-23.7%	11.0	12.6	-12.7%
Net income	3.6	4.9	-26.5%	7.0	8.1	-13.6%
Pretax income increase (decrease) due to valuation of:
Deferred policy acquisition costs	$—	$(0.1)		$0.2	$0.5
Life policies in force (in thousands)				233	245	-4.9%
Life insurance in force				$13,202	$13,228	-0.2%
Lapse ratio - 12 months (Ordinary life insurance)				6.1%	6.9%
CORPORATE AND OTHER (A)
Components of gain (loss) before tax:
Net realized investment gains	$1.7	$4.3		$4.5	$9.0
Interest expense	(3.6)	(2.5)		(5.8)	(4.3)
Other operating expenses	(0.2)	(0.9)		(1.0)	(1.8)
Income (loss) before tax	(2.1)	0.9		(2.3)	2.9
Net income (loss)	(1.4)	3.4		(1.6)	4.7

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2006	2005	% Change	2006	2005	% Change
INVESTMENTS
Annuity and Life
Fixed maturities, at market (amortized cost 2006, $3,000.0; 2005, $2,803.2)				$2,917.2	$2,939.0
Short-term investments				12.8	17.3
Short-term investments, securities lending collateral				291.3	289.6
Policy loans and other				92.3	85.1

Total Annuity and Life investments				3,313.6	3,331.0	-0.5%
Property & Casualty
Fixed maturities, at market (amortized cost 2006, $740.9; 2005, $730.0)				728.9	746.7
Short-term investments				8.9	9.1
Short-term investments, securities lending collateral				17.8	11.4
Other				2.6	0.6

Total Property & Casualty investments				758.2	767.8	-1.3%
Corporate investments				47.9	18.1
Total investments				4,119.7	4,116.9	0.1%
Net investment income
Before tax	$51.5	$48.4	6.4%	$101.7	$96.0	5.9%
After tax	35.0	33.1	5.7%	69.3	65.6	5.6%
Net realized investment gains (losses) by investment portfolio included in
Corporate and Other segment income
Property & Casualty	$0.2	$2.1		$0.2	$2.1
Annuity	1.1	3.2		2.4	7.9
Life	0.4	(1.0)		1.9	(1.0)
Corporate and Other	—	—		—	—

Total, before tax	1.7	4.3		4.5	9.0
Total, after tax	1.1	2.8		2.9	5.9
Per share, diluted	$0.02	$0.07		$0.06	$0.13